CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VanEck ETF Trust of our report dated February 26, 2025, relating to the financial statements and financial highlights of VanEck Gold Miners ETF, which appears in VanEck ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Counsel and Independent Registered Public Accounting Firm", "Financial Highlights" and “General Information” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York

September 18, 2025

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, www.pwc.com/us